Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Fushi Copperweld, Inc.

We hereby consent to the incorporation of our audit report in this current report on Form 8-K.  Our report dated March 13, 2009, except for Note 21 and parent only financial statement information schedule, which is dated as of January 7, 2010 to the consolidated financial statements of Fushi Copperweld, Inc. and subsidiaries and the financial information schedule, which appears in this Form 8-K.

/S/ Frazer Frost, LLP (Successor Entity of Moore Stephens Wurth Frazer and Torbet, LLP, see 8K filed on January 7, 2010)

Brea, California

January 13, 2010